Exhibit 99.1

For immediate release

For more information, contact:
Investors, Philip J. Iracane, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour announces
results of second UK exploratory well

Houston, TX – October 17, 2005 — Endeavour International Corporation (AMEX: END) announced today that drilling operations have been completed on the Prometheus prospect on Blocks 42/21 and 42/22 in the Southern Gas Basin. No hydrocarbons were present in the objective and the well will be plugged and abandoned. Endeavour held a 22.5 percent working interest in the well at a cost of approximately $3.5 million.

“Obviously we are disappointed with the results of the well, but it is only the second in a 10-well drilling campaign over the next two years,’ said John N. Seitz, co-chief executive officer. “Our lower working interest reflected the risk inherent in a prospect that was high potential with greater risk. We remain optimistic about the potential of the North Sea and drilling continues on our company-operated well at the Turnberry prospect that is expected to reach total depth within the next two weeks.”

The Turnberry prospect is currently drilling on Block 31/26b in the Central Graben and will test a Jurassic Fulmar sandstone objective. The rig will then be moved on the same block to the Turriff prospect targeted to test the same Jurassic objective with a secondary prospect, the Tulliallan, aimed at a Cretaceous target. Endeavour holds a 40 percent interest in the Turnberry well and a 60 percent interest in the Turriff and Tulliallan prospects.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.